The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated June 26, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-263376

(To Prospectus dated May 27, 2022,

Index Supplement dated May 27, 2022
and Product Supplement dated May 27, 2022)

UBS AG $• Trigger Callable Yield Notes

Linked to the least performing of the Russell 2000® Index and the S&P 500® Index due on or about October 3, 2024

Investment Description

UBS AG Trigger Callable Yield Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the Russell 2000® Index and the S&P 500® Index (each an “underlying asset” and together the “underlying assets”). UBS will pay you a coupon on each coupon payment date regardless of the performance of the underlying assets, unless UBS has previously elected to call the Notes. UBS may elect to call the Notes (monthly, beginning after 3 months and other than the final valuation date) in whole, but not in part (an “issuer call”), regardless of the closing levels of the underlying assets, on any “call date” preceding the corresponding coupon payment date specified under “Call Dates and Coupon Payment Dates” herein. If UBS elects to call the Notes prior to maturity, UBS will pay you on the coupon payment date corresponding to such call date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. If UBS does not elect to call the Notes and the closing level of each underlying asset on the final valuation date (its “final level”) is equal to or greater than its downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount, in addition to the coupon otherwise due. If UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the closing level of the underlying asset with the lowest underlying return (the “least performing underlying asset”) from its initial level to its final level over the term of the Notes and, in extreme situations, you may lose all of your initial investment. Investing in the Notes involves significant risks. Subject to the issuer call feature, in exchange for receiving a coupon on the Notes on each coupon payment date you are accepting the risk of losing a significant portion or all of your initial investment at maturity if the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. UBS may elect to call the Notes at its discretion on any call date regardless of the performance of the underlying assets. Higher coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Income — Regardless of the performance of the underlying assets, UBS will pay you a coupon on each coupon payment date unless the Notes were previously subject to an issuer call.
❑

 Issuer Callable — UBS may elect to call the Notes in whole, but not in part, on any call date (monthly, beginning after 3 months and other than the final valuation date), regardless of the closing levels of the underlying assets. If UBS elects to call the Notes prior to maturity, UBS will pay you on the call settlement date a cash payment per Note equal to your principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes on a call date, UBS will deliver written notice to the trustee.

❑

 Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If UBS does not elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount, in addition to the coupon otherwise due. If, however, UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, at maturity UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the negative return of the least performing underlying asset over the term of the Notes and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	June 28, 2023
Settlement Date	June 30, 2023
Call Dates	Monthly (callable after 3 months) (see page 4)
Final Valuation Date	September 30, 2024
Maturity Date	October 3, 2024

*	Expected. See page 2 for additional details.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have the same downside market risk as that of the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The final terms of the Notes will be set on the trade date. Coupons will be paid on each coupon payment date in arrears in equal installments, unless previously subject to an issuer call. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Assets	Bloomberg Tickers	Coupon Rate	Initial Levels	Downside Thresholds	CUSIP	ISIN
Russell 2000® Index	RTY	7.00% - 7.50% per annum	•	60.00% of its Initial Level	90289X852	US90289X8526
S&P 500® Index	SPX		•	60.00% of its Initial Level

The estimated initial value of the Notes as of the trade date is expected to be between $9.52 and $9.82. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 7 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 27, 2022, the accompanying prospectus, dated May 27, 2022, and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Russell 2000® Index and the S&P 500® Index	$•	$10.00	$•	$0.10	$•	$9.90

UBS Financial Services Inc. UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:
♦	Market‑Linked Securities product supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm
♦	Index Supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm
♦	Prospectus dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Trigger Callable Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated May 27, 2022, references to the “index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the final valuation date and that you will lose a significant portion or all of your initial investment if UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold.

♦You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset or the stocks comprising the least performing underlying asset (its “underlying constituents”).

♦You believe that the final level of each underlying asset will be equal to or greater than its downside threshold.

♦You understand and accept that you will not participate in any appreciation in the level of any of the underlying assets and that any positive return is limited to the coupons received.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You are willing to invest in the Notes if the coupon rate is set equal to the bottom of the range specified on the cover hereof (the actual coupon rate will be set on the trade date).

♦You are willing to invest in the Notes based on the downside thresholds indicated on the cover hereof.

♦You are willing to forgo any dividends paid on the underlying constituents.

♦You are willing to invest in Notes that UBS may elect to call prior to maturity and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the final valuation date and that you will lose a significant portion or all of your initial investment if UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold.

♦You are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset or its underlying constituents.

♦You believe that the final level of any underlying asset will be less than its downside threshold.

♦You seek an investment that participates in the appreciation in the levels of the underlying assets or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You are unwilling to invest in the Notes if the coupon rate is set equal to the bottom of the range specified on the cover hereof (the actual coupon rate will be set on the trade date).

♦You are unwilling to invest in the Notes based on the downside thresholds indicated on the cover hereof.

♦You prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold Notes that UBS may elect to call prior to maturity, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$10 per Note
Term

Approximately 15 months, unless UBS elects to call the Notes. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the call dates and the final valuation date, as well as the related payment dates (including the maturity date) to ensure that the stated term of the Notes remains the same.

Underlying Assets	The Russell 2000® Index and the S&P 500® Index.
Coupon Payments

UBS will pay a coupon on the principal amount of the Notes in periodic installments on each coupon payment date (including the maturity date) regardless of the performance of the underlying assets, unless UBS has previously elected to call the Notes.

The coupon will be a fixed amount based upon equal monthly installments at a per annum rate (the “coupon rate”) and will be set on the trade date. The table below sets forth the range of the coupon rate and coupon for each Note that will be paid on each coupon payment date unless UBS elects to call the Notes on any call date. The total coupon payable will be based on the duration of the Notes.

	Coupon Rate	7.00% - 7.50%
	Coupon	$0.0583 - $0.0625
Issuer Call Feature

UBS may elect to call the Notes in whole, but not in part, on any call date (monthly, beginning after 3 months and other than the final valuation date), regardless of the closing levels of the underlying assets on such call date.

If UBS elects to call the Notes prior to maturity, UBS will pay you on the coupon payment date corresponding to such call date (the “call settlement date”) a cash payment per Note equal to the principal amount plus the coupon otherwise due (the “call settlement amount”), and no further payments will be made on the Notes. Before UBS elects to call the Notes on a call date, UBS will deliver written notice to the trustee.

Payment at Maturity (per Note)

If UBS does not elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $10

If UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Downside Threshold(1)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as specified on the cover hereof.
Initial Level(1)	The closing level of each underlying asset on the trade date.
Final Level(1)	The closing level of each underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”, in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.

Coupon Payment Dates (if UBS has not previously elected to call the Notes)	UBS pays the applicable coupon.

Call Dates (Monthly, callable after 3 months and other than the Final Valuation Date)

UBS may elect to call the Notes in whole, but not in part, on any call date (monthly, beginning after 3 months and other than the final valuation date), regardless of the closing levels of the underlying assets.

If UBS elects to call the Notes prior to maturity, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus the coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

Maturity Date

The final level of each underlying asset is observed on the final valuation date and the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.

If UBS does not elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $10

If UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$10 × (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. Subject to the issuer call feature, in exchange for receiving a coupon on the Notes on each coupon payment date you are accepting the risk of losing a significant portion or all of your initial investment at maturity if the final level of any underlying asset is less than its downside threshold. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose a significant portion or all of your initial investment if UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. UBS may elect to call the Notes at its discretion on any call date other than the final valuation date, regardless of the closing levels of the underlying assets. If UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, you will lose a significant portion or all of your initial investment at maturity.

Call Dates and Coupon Payment Dates

Call Dates	Coupon Payment Dates/Call Settlement Dates (if called)	Call Dates	Coupon Payment Dates/Call Settlement Dates (if called)
	August 1, 2023*	March 28, 2024	April 1, 2024
	August 30, 2023*	April 29, 2024	May 1, 2024
September 28, 2023	October 2, 2023	May 28, 2024	May 30, 2024
October 30, 2023	November 1, 2023	June 28, 2024	July 2, 2024
November 28, 2023	November 30, 2023	July 29, 2024	July 31, 2024
December 28, 2023	January 2, 2024	August 28, 2024	August 30, 2024
January 29, 2024	January 31, 2024		Maturity Date(1)
February 28, 2024	March 1, 2024

*	The Notes are not callable until the first potential call settlement date, which is October 2, 2023.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and in extreme situations, you could lose all of your initial investment.

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an issuer call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at such time is equal to or greater than its downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.

♦Your potential return on the Notes is limited to the coupon payments, you will not participate in any appreciation of any underlying asset or underlying constituents and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified coupon rate, regardless of the appreciation of the underlying assets. Because UBS may elect to call the Notes as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if UBS elects to call the Notes prior to maturity, you will not receive any coupons or any other payment in respect of any coupon payment date after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If UBS does not elect to call the Notes, you may be subject to the decline of the least performing underlying asset even though you cannot participate in any appreciation in the level of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in any or all of the underlying assets or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.

♦A higher coupon rate or lower downside thresholds may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the coupon rate and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each of the underlying assets as of the trade date, the greater the expectation is as of that date that the final level of an underlying asset could be less than its respective downside threshold and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds than those terms on otherwise comparable securities. Therefore, a relatively higher coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.

♦UBS may elect to call the Notes prior to maturity and the Notes are subject to reinvestment risk — UBS may elect to call the Notes at its discretion on any call date, beginning on the first potential call settlement date, and if UBS elects to call your Notes early, you will no longer have the opportunity to receive any coupons after the applicable call settlement date. In the event that UBS elects to call the Notes prior to maturity, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable coupon rate for a similar level of risk. Further, UBS’ right to call the Notes may also adversely impact your ability to sell your Notes in the secondary market.

It is more likely that UBS will elect to call the Notes prior to maturity when the coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. UBS is less likely to call the Notes prior to maturity when the coupons payable on the Notes are less than the interest that would be payable on other comparable instruments issued by UBS. Therefore, the Notes are more likely to remain outstanding when the amount payable on the Notes is less than what would be payable on other comparable instruments.

♦An investment in Notes with coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features — Because of the issuer call and coupon features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the coupon rate and UBS elects to call the Notes prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.

Risks Relating to Characteristics of the Underlying Assets

♦You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return equal to the underlying return of the least performing underlying asset if UBS does not elect to call the Notes and the final level of one underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset — The risk that you will lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of a single underlying asset. With more underlying assets, it is more likely that the final level of an underlying asset will be less than its downside threshold than if the Notes were linked to a single underlying asset. In addition, a lower correlation between a pair of underlying assets results in a greater the likelihood that one underlying asset will decline to a final level that is less than its downside threshold. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the coupon rate and downside thresholds are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher coupon rate and lower downside thresholds are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that the final level of any underlying asset is less than its downside threshold is even greater despite lower downside thresholds. Therefore, it is more likely that you will lose a significant portion or all of your initial investment at maturity.

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying constituent issuers and, therefore, the underlying assets. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and underlying constituents.

♦The Notes are subject to small-capitalization stock risks — The Notes are subject to risks associated with small-capitalization companies because the Russell 2000® Index is comprised of underlying constituents that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying asset may be more volatile than an index in which a greater percentage of the underlying constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall. There can be no assurance that the final level of each underlying asset will be equal to or greater than its downside threshold if UBS does not elect to call the Notes. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with each underlying asset in general and its underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

♦The underlying assets reflect price return, not total return — The return on your Notes is based on the performance of the underlying assets, which reflect the changes in the market prices of the underlying constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or dividend component.

♦Changes affecting an underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of any index sponsor as specified under “Information About the Underlying Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable underlying asset. The policies of an index sponsor with respect to the calculation of the applicable underlying asset could also adversely affect the level of such underlying asset. An index sponsor may discontinue or suspend calculation or dissemination of the applicable underlying asset. Further, indices like each underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable underlying asset) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change In Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels of the underlying assets and underlying constituents, the volatility of the underlying assets and underlying constituents, any expected dividends on the underlying constituents, the correlation of the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the underlying assets and the underlying constituents; the volatility of the underlying assets and the underlying constituents; any expected dividends on the underlying constituents; the correlation of the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid‑ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. Moreover, UBS may elect to call the Notes pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the Notes, such as, but not limited to, those described above under “— Risks Relating to Return Characteristics — UBS may elect to call the Notes prior to maturity and the Notes are subject to reinvestment risk” and “—     An investment in Notes with coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes, if any, based on observed closing levels of the underlying assets. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs and is continuing on the trade date or the final valuation date. As UBS determines the economic terms of the Notes, including the coupon rate and downside thresholds, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in an underlying asset or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any underlying asset or underlying constituent, as applicable, may adversely affect the levels of the underlying assets and, therefore, the market value of, and return on, the Notes.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and any amount payable on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over‑indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre‑requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand‑alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt‑to‑equity” swap), and/or (d) the partial or full write‑off of obligations owed by UBS (a “write‑off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt‑to‑equity swap and/or a write‑off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written‑off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write‑off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt‑to‑equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt‑to‑equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written‑off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement

Hypothetical Examples of How the Notes Might Perform

The below examples and hypothetical return at maturity are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples below illustrate the payment upon an issuer call or at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 15 months
Coupon Rate*:	6.00% per annum (or 0.50% per month)
Coupon:	$0.05 per month
Call Dates:	Monthly (callable after 3 months)
Initial Level:
Underlying Asset A:	2,000
Underlying Asset B:	4,000
Downside Threshold:
Underlying Asset A:	1,200 (which is equal to 60.00% of its Initial Level)
Underlying Asset B:	2,400 (which is equal to 60.00% of its Initial Level)

*	Coupons will be paid in arrears in equal installments during the term of the Notes on an unadjusted basis, unless UBS has previously elected to call the Notes.

Example 1: UBS elects to call the Notes on the first call date.

Payment on Call Date:	$10.05
Coupons Previously Paid:	+$0.10
Total:	$10.15
Total Return on the Notes:	1.50%

Because UBS elects to call the Notes following the first call date (which is approximately 3 months after the trade date), UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payment of $0.10 received in respect of the prior coupon payment dates, UBS will have paid you a total of $10.15 per Note, for a total return of 1.50% on the Notes. You will not receive any further payments on the Notes.

Example 2: UBS elects to call the Notes on the third call date.

Payment on Call Date:	$10.05
Coupons Previously Paid:	+$0.20
Total:	$10.25
Total Return on the Notes:	2.50%

Because UBS elects to call the Notes following the third call date (which is approximately 5 months after the trade date), UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $0.20 received in respect of the prior coupon payment dates, UBS will have paid you a total of $10.25 per Note, for a total return of 2.50% on the Notes. You will not receive any further payments on the Notes.

Example 3: UBS does not elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold.

Final Level of Underlying Asset A:	1,500 (equal to or greater than downside threshold)
Final Level of Underlying Asset B:	2,600 (equal to or greater than downside threshold)
Payment at Maturity:	$10.00
Coupon on Maturity Date	+$0.05
Coupons Previously Paid:	+$0.70
Total:	$10.75
Total Return on the Notes:	7.50%

Because UBS does not elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount plus the coupon for the maturity date. When added to the coupon payments of $0.70 received in respect of the prior coupon payment dates, UBS will have paid you a total of $10.75 per Note, for a total return of 7.50% on the Notes.

Example 4: UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold.

Final Level of Underlying Asset A:	800 (less than downside threshold)
Final Level of Underlying Asset B:	2,800 (equal to or greater than downside threshold)
Payment at Maturity:	$4.00 = $10 × (1 + Underlying Return of the Least Performing Underlying Asset)
Coupon on Maturity Date	+$0.05
Coupons Previously Paid:	+$0.70
Total:	$4.75
Total Return on the Notes:	-52.50%

Because UBS does not elect to call the Notes and the final level of underlying asset A is less than its downside threshold, you will be exposed to the underlying return of the least performing underlying asset. At maturity, UBS will pay you a cash payment per Note equal to $4.00 plus the coupon for the maturity date. When added to the coupon payments of $0.70 received in respect of the prior coupon payment dates, UBS will have paid you a total of $4.75 per Note, for a loss on the Notes of 52.50%.

Hypothetical Return at Maturity

The table below illustrates the payment at maturity if UBS does not elect to call the Notes based on the assumptions above (the actual terms for each Note will be determined on the trade date; amounts have been rounded for ease of reference).

Least Performing Underlying Asset(1)		The Hypothetical Final Level of the Least Performing Underlying Asset is Equal to or Greater Than its Hypothetical Downside Threshold		The Hypothetical Final Level of the Least Performing Underlying Asset is Less Than its Hypothetical Downside Threshold
Hypothetical Final Level of the Least Performing Underlying Asset	Underlying Return of the Least Performing Underlying Asset	Total Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity	Total Payment at Maturity + Coupon Payments	Total Return on the Notes
2,800.00	40.00%	$10.75	7.50%	n/a	n/a
2,700.00	35.00%	$10.75	7.50%	n/a	n/a
2,600.00	30.00%	$10.75	7.50%	n/a	n/a
2,500.00	25.00%	$10.75	7.50%	n/a	n/a
2,400.00	20.00%	$10.75	7.50%	n/a	n/a
2,300.00	15.00%	$10.75	7.50%	n/a	n/a
2,200.00	10.00%	$10.75	7.50%	n/a	n/a
2,100.00	5.00%	$10.75	7.50%	n/a	n/a
2,000.00	0.00%	$10.75	7.50%	n/a	n/a
1,800.00	-10.00%	$10.75	7.50%	n/a	n/a
1,600.00	-20.00%	$10.75	7.50%	n/a	n/a
1,400.00	-30.00%	$10.75	7.50%	n/a	n/a
1,200.00	-40.00%	$10.75	7.50%	n/a	n/a
1,000.00	-50.00%	n/a	n/a	$5.75	-42.50%
800.00	-60.00%	n/a	n/a	$4.75	-52.50%
600.00	-70.00%	n/a	n/a	$3.75	-62.50%
400.00	-80.00%	n/a	n/a	$2.75	-72.50%
200.00	-90.00%	n/a	n/a	$1.75	-82.50%
0.00	-100.00%	n/a	n/a	$0.75	-92.50%
(1)	Assumes that underlying asset A is the least performing underlying asset.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If UBS does not elect to call the Notes, you may lose a significant portion or all of your initial investment. Specifically, if UBS does not elect to call the Notes and the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset, and in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. UBS may elect to call the Notes at its discretion regardless of the performance of the underlying assets. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included on the following pages is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its makeup, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” or “FTSE Russell”).

RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of RTY from January 1, 2013 through June 22, 2023, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of RTY on June 22, 2023 was 1,848.178 (its “hypothetical initial level”). The dotted line represents its hypothetical downside threshold of 1,108.907, which is equal to 60.00% of its hypothetical initial level. Its actual initial level and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its makeup, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2013 through June 22, 2023, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of SPX on June 22, 2023 was 4,381.89 (its “hypothetical initial level”). The dotted line represents its hypothetical downside threshold of 2,629.13, which is equal to 60.00% of its hypothetical initial level. Its actual initial level and downside threshold will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2013 through June 22, 2023. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2013 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2013 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the final level of one of those underlying assets to be less than its downside threshold. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the final level of one or more of the underlying assets might be less than its downside threshold as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher coupon rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics — A higher coupon rate or lower downside thresholds may reflect greater expected volatility of each of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets —  Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying asset ” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

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RTY
SPX

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Consequences. The U.S. federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying assets. The terms of the Notes require (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term greater than one year, so that the amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income purposes. If, however, the debt component were treated as having a term of one year or less, amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest in income upon receipt of such interest.

Put option component — The put option component would generally not be taxed until the taxable disposition or maturity of the Notes. At such time, the put option component should be taxed as a short-term capital gain if the principal amount is repaid or, if the final level of any underlying asset is less than its downside threshold, the put option will be exercised at maturity and you will recognize short-term capital gain or loss equal to (i) the amount of cash received less (ii) the principal amount of your Notes less the total of the put option component of coupon payments received by you.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Coupon Rate (to be determined on the trade date)	Interest on Debt Component (to be determined on the trade date)	Put Option Component (to be determined on the trade date)
7.00% - 7.50% per annum	•% per annum	•% per annum

We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non‑U.S. holder in the case of a USRPHC, upon the taxable disposition of a Note. Both U.S. holders and non‑U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC or USRPHC.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the U.S. federal income tax treatment, it is possible that your Notes could be treated as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes and to read the discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement for a more detailed description of the tax treatment of your Notes.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Investment Units Containing a Debt Instrument and a Put Option Contract”, in the accompanying product supplement unless and until such time as some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and “FATCA,” discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. Subject to Section 897 of the Code, discussed above, and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non‑U.S. holder with respect to a “specified equity‑linked instrument” that references one or more dividend‑paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity‑linked instruments that have a delta of one (“delta‑one specified equity‑linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity‑linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity‑linked instruments that are not delta‑one specified equity‑linked instruments and are issued before January 1, 2025.

Based on our determination that the Notes are not “delta‑one” with respect to any underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta‑one specified equity‑linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta‑one specified equity‑linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of any underlying asset, the underlying constituents or the Notes. If you enter, or have entered, into other transactions in respect of any underlying asset, the underlying constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 4 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Call Dates and Coupon Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	10
Information About the Underlying Assets	12
Correlation of the Underlying Assets	14
What Are the Tax Consequences of the Notes?	15
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	18

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSETM 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$•
UBS AG

Trigger Callable Yield Notes

due on or about October 3, 2024

Preliminary Pricing Supplement dated June 26, 2023

(To Product Supplement dated May 27, 2022,

Index Supplement dated May 27, 2022

and Prospectus dated May 27, 2022)

UBS Investment Bank

UBS Financial Services Inc